Exhibit (c)(xvi)

PRELIMINARY & CONFIDENTIAL | SUBJECT TO REVIEW

RECONCILIATION OF SOURCES & USES SCENARIOS

	10/17 Proposal	Preliminary RES / RAS Scenarios						
		Scenario 1 ($250mm ABL Draw)		Scenario 2 ($400mm Term Loan B)		Scenario 3 ($450mm ABL Draw)		
Sources	**$MM**	**$MM**	**Δ vs. 10/17**	**$MM**	**Δ vs. 10/17**	**$MM**	**Δ vs. 10/17**	**Selected Commentary**
Company Cash on Balance Sheet	$620	$900	+$280	$900	+$280	$900	+$280	Reflects $280mm TD Agreement upfront payment received by the company following prior proposal
Company Existing Debt	2,690	2,690	–	2,690	–	2,690	–	
New Transaction Debt	450	250	(200)	400	(50)	450	–	Any reductions in new transaction debt funded by incremental cash on balance sheet
Family Investor Equity Roll	1,209	1,209	–	1,209	–	1,209	–	
Liverpool Equity Roll	382	382	–	382	–	382	–	
Family New Equity	446	–	(446)	–	(446)	–	(446)	Updated scenarios no longer reflect direct loan from Liverpool to Family Group
Liverpool Loan to Parent SPV	–	810	+810	660	+660	610	+610	Alternate structure with loan made from Liverpool to the Parent SPV (49.9% owned by Liverpool)
Liverpool New Equity	1,266	822	(444)	822	(444)	822	(444)	Decrease reflects additional amount contemplated for Parent SPV loan
Total Sources	**$7,063**	**$7,063**		**$7,063**		**$7,063**		
Memo: Total New Equity	*1,712*	*1,632*	*(80)*	*1,482*	*(230)*	*1,432*	*(280)*	Reductions in total new equity funded by incremental cash on balance sheet

Uses	**$MM**	**$MM**	**Δ vs. 10/17**	**$MM**	**Δ vs. 10/17**	**$MM**	**Δ vs. 10/17**	**Selected Commentary**
Company Equity Value	$4,008							
Existing Debt	2,690							
SERP Funding	140							
Preliminary Transaction Fees	125				***Unchanged***			
Minimum Cash	100							
Total Uses	**$7,063**							
Memo: Price Per Share	*$24.25*							

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